Exhibit 15.2

漢 坤 律 師 事 務 所

HAN KUN LAW OFFICES

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

TEL: (86 10) 8525 5500; FAX: (86 10) 8525 5511 / 8525 5522

April 24, 2012

ChinaCache International Holdings Ltd.

Scotia Center, 4th Floor, P.O. Box 2804,

George Town, Cayman Islands, British West Indies

Dear Sir/Madam:

We consent to the reference to our firm in ChinaCache International Holdings Ltd.’s Form 20-F, which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April, 2012.

Very truly yours,

/s/ Han Kun Law Offices
Han Kun Law Offices

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